Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” in the Registration Statement on Form S-3 and related Prospectus of Alphatec Holdings, Inc. and to the incorporation by reference therein of our report dated March 29, 2019, with respect to the consolidated financial statements of Alphatec Holdings, Inc. included in its Annual Report on Form 10-K for the years ended December 31, 2017 and 2018, filed with the Securities and Exchange Commission.

/s/ Mayer Hoffman McCann P.C.

San Diego, California

July 16, 2019